                                                              EXHIBIT 11.1

                                         COMPUTATION OF CONSOLIDATED EARNINGS (LOSS) PER SHARE
                                                (in thousands, except per share amounts)
                                                              (unaudited)

                                                          2nd Quarter Ended           2 Quarters Ended
                                                      ------------------------    ----------------------
                                                         June 14,     June 15,     June 14,     June 15,
                                                          1997         1996          1997         1996
                                                       ----------    ---------    ---------    ---------
Earnings before extraordinary loss . . . . . . . .     $ 108,137     $ 78,378     $ 200,397    $ 154,868
Extraordinary loss . . . . . . . . . . . . . . . .        (3,033)        (766)       (8,243)      (1,850)
                                                       ----------    ---------    ---------    ---------
Net earnings . . . . . . . . . . . . . . . . . . .     $ 105,104     $ 77,612     $ 192,154    $ 153,018
                                                       ==========    =========    =========    =========

FULLY DILUTED EARNINGS PER SHARE
--------------------------------
Weighted average common and dilutive
   common equivalent shares:
     Common stock outstanding . . . . . . . . . . .      253,970      250,446       254,025      249,620
     Stock options. . . . . . . . . . . . . . . . .       12,977       11,843        13,324       12,135
                                                       ---------     --------     ---------    ---------
                                                         266,947      262,289       267,349      261,755
                                                       =========     ========     =========    =========
Fully diluted earnings from operations per share. .    $     .41     $    .30     $     .75    $     .59
Fully diluted results of extraordinary
   loss per share . . . . . . . . . . . . . . . . .         (.01)         .00          (.03)        (.01)
                                                       ---------     --------     ---------    ---------
Fully diluted net earnings per share. . . . . . . .    $     .40     $    .30     $     .72    $     .58
                                                       =========     ========     =========    =========

Fully diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. Primary earnings per share are not presented as they approximate fully diluted earnings per share.

On March 20, 1997, the Company's Board of Directors declared a 2-for-1 stock split. Shares were distributed on April 22, 1997. All share and per share data included in this report have been restated to reflect the stock split.